
Americas Silver Corporation
(Canada)
Platte River Gold Inc.
(Yukon Territories)
Scorpio Holding Two Limited
(British Virgin Islands)
U.S. Silver & Gold Inc.
(Ontario)
Minera Platte River Gold S.A. de R L de C.V.
(Mexico)
Scorpio Holding One Limited
(British Virgin Islands)
RX Gold & Silver Inc.
(Ontario)
88%
12%
U.S. Silver Corporation
(Canada)
Minera Cosalá S.A. de C.V.
(Mexico)
United States Silver, Inc.
(Delaware)
U.S. Silver – Idaho, Inc.
(Delaware)